Corpay Appoints European Operating Executive David Bunch to its Board of Directors

ATLANTA – January 22 – (BUSINESS WIRE) – Corpay, Inc. (NYSE: CPAY), a leading global corporate payments company, today announced the appointment of London-based David Bunch to its Board of Directors, effective immediately.
Mr. Bunch currently serves as Group Executive Vice President for Mobility & Convenience at Shell PLC, where he leads one of the world’s largest branded networks, consisting of over 40,000 convenience, B2B, and EV mobility sites serving 30 million customers daily. His extensive international career spans leadership roles in North America, Asia, and Europe. Mr. Bunch, a dual UK/US national, previously served as Chairman of Shell UK Ltd, is an MBA graduate of the London Business School, and served as a Non-Executive Director within the UK Government’s Department for Transport.
“We are excited to welcome David to the Corpay board,” said Ron Clarke, Chairman and CEO of Corpay. “David is an accomplished, practical global operator. His deep experience in managing massive scale, platforming digital offers, and navigating international regulatory environments will be additive to our board as we continue to expand our global payments footprint.”
“Corpay is at the forefront of the digital shift in corporate payments,” said Mr. Bunch. “Having led mobility and digital platforms globally, I recognize the immense value Corpay delivers in simplifying corporate spend management. I am excited to bring my operating perspective to the board and contribute to the company’s continued growth.”
About Corpay
Corpay (NYSE: CPAY), the Corporate Payments Company, is a global S&P 500 provider of commercial cards (e.g, business cards, fleet cards, virtual cards) and AP modernization solutions (e.g., invoice and payments automation, cross border payments) to businesses worldwide. Corpay solutions “keep business moving” and result in our customers better controlling purchases, mitigating fraud, and ultimately spending less. To learn more visit www.corpay.com
Investor Relations
Jim Eglseder, 770-417-4697
james.eglseder@corpay.com